Exhibit 99.1

On January 18, 2018, United Bancshares, Inc. issued the following release:

United Bancshares, Inc. (Nasdaq: UBOH – news), a bank holding company headquartered in Columbus Grove, Ohio with consolidated assets of $780.5 million today announced operating results for the quarter and year ended December 31, 2017 and that its Board of Directors approved a cash dividend of $0.12 per common share payable March 15, 2018 to shareholders of record at the close of business on February 28, 2018.

Results for the quarter and year ended December 31, 2017 were impacted by the completion of the acquisition of Benchmark Bancorp, Inc. and its wholly-owned subsidiary, Benchmark Bank on September 8, 2017 as well as a one-time revaluation of the Corporation’s deferred tax assets due to the tax law signed on December 22, 2017.  See the below table for a comparison of net income per basic share with and without the merger related expenses and the one-time write down of the deferred tax assets as well as a comparison of the book value as of December 31, 2017 and 2016:

Financial Information (unaudited)	Year ended December 31, 2017	Year ended December 31, 2016

PER COMMON SHARE
Net income adjusted for merger related expenses and one-time tax expense for the deferred tax asset revaluation*	$1.82	$1.68
Net income, as reported	$1.18	$1.68
Book value, as reported	$23.17	$22.21

* Includes one-time merger and conversion expenses totaling $956,000, net of tax, and tax expense of $1,136,000 for the deferred tax asset revaluation.

The acquisition expands the geographical footprint of the Corporation in Ohio’s fastest growing market and is expected to provide certain cost synergies with the existing Central Ohio operations and income accretion through a larger asset base.  Costs incurred relating to the acquisition were a significant portion of the increase in non-interest expenses for the year ended December 31, 2017.  Acquisition related costs were $1,271,000 for the year ended December 31, 2017.

On December 22, 2017, President Trump signed into law “H.R.1”, formerly known as the “Tax Cuts and Jobs Act”, which among other items reduces the federal corporate tax rate to 21% effective January 1, 2018.  The Corporation concluded that this new law will require it to revalue its deferred tax assets. As a result of this law, the Corporation’s deferred tax assets were reduced $1,136,000 which reduced fourth quarter and 2017 annual earnings by $0.35 per share.  The reduction in deferred tax assets represent a decrease in corporate taxes expected to be paid in the future.  Additionally, management does not expect any impact to Tier 1 Capital as a result of this revaluation.

For the quarter ended December 31, 2017, the Corporation reported net income of $865,000, or $0.27 basic earnings per share compared to the fourth quarter of 2016 net income of $1,501,000, or $0.46 basic earnings per share.  In addition to the aforementioned acquisition costs and tax expense, other items impacting the quarter ended December 31, 2017, as compared to the same period in 2016, include increases in non-interest expenses of $2,092,000 and interest expense of $503,000 offset by increases in interest income of $2,362,000 and non-interest income of $997,000.

For the year ended December 31, 2017, the Corporation reported net income of $3,846,000 or $1.18 basic earnings per share compared to the year ended December 31, 2016 net income of $5,521,000 or $1.68 basic earnings per share.  In addition to the aforementioned acquisition costs and tax expense, the decrease in operating results for the year ended December 31, 2017, as compared to the same period in 2016, was primarily attributable to increases in other non-interest expenses of $3,398,000 and interest expense of $887,000, offset by increases in interest income of $4,145,000 and non-interest income of $1,271,000.  The increase in interest income was attributable to organic loan growth, increased yield on interest-earning assets, and Benchmark Bank operations subsequent to the merger.  The increase in interest expense was primarily due to increase in interest-bearing deposits resulting from the Benchmark acquisition coupled with an increase in deposit interest rates.

For the quarter ended December 31, 2017, non-interest income was $2,430,000, compared to $1,433,000 for the fourth quarter of 2016, a $997,000 (69.6%) increase, which was attributable to an increase in gain on sale of loans of $1,168,000 offset by decreases in gain on sale of securities of $113,000 and other operating income of $58,000.

For the year ended December 31, 2017, non-interest income was $6,174,000, compared to $4,903,000 for the fourth quarter of 2016, a $1,271,000 (25.9%) increase, which was attributable to increases in gain on sale of loans of $1,225,000 and other operating income of $207,000 offset by a change in gain (loss) on sale of securities of $161,000.

For the quarter ended December 31, 2017, non-interest expenses were $6,504,000, compared to $4,412,000 for the fourth quarter of 2016, a $2,092,000 (47.4%) increase.  For the year ended December 31, 2017, non-interest expenses totaled $22,453,000, compared to $17,784,000 for the same period of 2016, an increase of $4,669,000 (26.3%). The increase in non-interest expenses for the quarter and year ended December 31, 2017, excluding the impact of merger costs, was primarily attributable to increases in salary and benefits, premises and equipment, data processing and advertising and promotion expenses.

Total assets amounted to $780.5 million at December 31, 2017, compared to $633.1 million at December 31, 2016, an increase of $147.4 million, which reflects the impact of the Benchmark Bank acquisition, completed on September 8, 2017.  The fair value of assets acquired in the transaction was $129.0 million.  Excluding the impact of the transaction, total assets increased $18.4 million, with loans increasing $32.0 million, net premises and equipment increasing $3.4 million, and available-for-sale securities decreasing $20.8 million.  Deposits during the same period increased $10.4 million, excluding the impact of deposits assumed in the Benchmark acquisition.  The decrease in securities was largely due to sales and maturities of securities during the year ended December 31, 2017, including the $2.2 million redemption of the Corporation’s only level 3 available-for-sale security.  Cash flow from the securities sales and maturities was used to fund loan growth and the Benchmark Bank acquisition. The increase in premises and equipment includes the impact of the Corporation’s new operations center located in Columbus Grove, which was completed in May 2017.

Shareholders’ equity increased from $72.6 million at December 31, 2016 to $75.7 million at December 31, 2017.  This increase was primarily the result of net income of $3,846,000 and $742,000 of other comprehensive income from available-for-sale securities market value changes, net of tax, offset by dividends paid of $1,568,000.  The market value changes for available-for-sale securities during the year ended December 31, 2017, was the result of customary and expected changes in the bond market. Net unrealized gains and losses on securities are reported as accumulated other comprehensive income or loss in the consolidated balance sheets.

United Bancshares, Inc. is the holding company of The Union Bank Company which serves Allen, Delaware, Franklin, Hancock, Marion, Putnam, Sandusky, Van Wert and Wood Counties in Ohio, with office locations in Bowling Green, Columbus Grove, Delaware, Delphos, Findlay, Gahanna, Gibsonburg, Kalida, Leipsic, Lima, Marion, Ottawa, Pemberville and Westerville Ohio.

This release may contain certain forward-looking statements that are provided to assist in the understanding of anticipated future financial performance.  However, such performance involves risk and uncertainties that may cause actual results to differ materially.  Factors that could cause actual results to differ from those discussed in the forward-looking statements include, but are not limited to, the strength of the local economies in which operations are conducted, the effects of and changes in policies and laws of regulatory agencies, inflation, and interest rates.  For further discussion of certain factors that may cause such forward-looking statements to differ materially from actual results, refer to the 2016 Form 10-K.